UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               SCHEDULE 13G/A-1

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                          CONVERGENT GROUP CORPORATION
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
                         (Title of Class of Securities)

                                   21247V100
                                (CUSIP Number)

                                November 28, 2000
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /___/     Rule 13d-1(b)
         / X /     Rule 13d-1(c)
         /___/     Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 1 of 11 Pages

CUSIP No. 21247V100

--------------------------------------------------------------------------------
1.       Names of Reporting Persons.                           IMPRIMIS SB, L.P.
         I.R.S. Identification Nos. of Above Persons (entities only)


--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                (a) [ ]
         (See Instructions)                                              (b) [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                           Delaware


--------------------------------------------------------------------------------
                                    5.      Sole Voting Power                  0
         Number of Shares
         Beneficially               --------------------------------------------
         Owned by Each              6.      Shared Voting Power                0
         Reporting
         Person With                --------------------------------------------
                                    7.      Sole Dispositive Power             0

                                    --------------------------------------------
                                    8.      Shared Dispositive Power           0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person          0

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                   [ ]

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                      0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                         PN

--------------------------------------------------------------------------------

                                                              Page 2 of 11 Pages

CUSIP No. 21247V100

--------------------------------------------------------------------------------
1.       Names of Reporting Persons.                 WI SOFTWARE INVESTORS, LLC
         I.R.S. Identification Nos. of Above Persons (entities only)

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                (a) [ ]
         (See Instructions)                                              (b) [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                          Delaware

--------------------------------------------------------------------------------
                                    5.      Sole Voting Power                  0
         Number of Shares
         Beneficially               --------------------------------------------
         Owned by Each              6.      Shared Voting Power                0
         Reporting
         Person With                --------------------------------------------
                                    7.      Sole Dispositive Power             0

                                    --------------------------------------------
                                    8.      Shared Dispositive Power           0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person          0

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                   [ ]

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                      0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                          CO

--------------------------------------------------------------------------------

                                                              Page 3 of 11 Pages

CUSIP No. 21247V100

--------------------------------------------------------------------------------
1.       Names of Reporting Persons.               WEXFORD SPECTRUM FUND I, L.P.
         I.R.S. Identification Nos. of Above Persons (entities only)

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                (a) [ ]
         (See Instructions)                                              (b) [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                           Delaware

--------------------------------------------------------------------------------
                                    5.      Sole Voting Power                  0
         Number of Shares
         Beneficially               --------------------------------------------
         Owned by Each              6.      Shared Voting Power                0
         Reporting
         Person With                --------------------------------------------
                                    7.      Sole Dispositive Power             0

                                    --------------------------------------------
                                    8.      Shared Dispositive Power           0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person          0

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                   [ ]

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                      0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                          PN

--------------------------------------------------------------------------------

                                                              Page 4 of 11 Pages

CUSIP No. 21247V100

--------------------------------------------------------------------------------
1.       Names of Reporting Persons.              WEXFORD SPECTRUM FUND II, L.P.
         I.R.S. Identification Nos. of Above Persons (entities only)

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                (a) [ ]
         (See Instructions)                                              (b) [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                           Delaware

--------------------------------------------------------------------------------
                                    5.      Sole Voting Power                  0
      Number of Shares
      Beneficially                  --------------------------------------------
      Owned by Each                 6.      Shared Voting Power                0
      Reporting
      Person With                   --------------------------------------------
                                    7.      Sole Dispositive Power             0

                                    --------------------------------------------
                                    8.      Shared Dispositive Power           0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person          0

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                   [ ]

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                      0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                         CO

--------------------------------------------------------------------------------

                                                             Page 5 of 11 Pages

CUSIP No. 21247V100

--------------------------------------------------------------------------------
1.       Names of Reporting Persons.                        CHARLES E. DAVIDSON
         I.R.S. Identification Nos. of Above Persons (entities only)

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group               (a) [ ]
         (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                     United States

--------------------------------------------------------------------------------
                                    5.      Sole Voting Power                  0
         Number of Shares
         Beneficially               --------------------------------------------
         Owned by Each              6.      Shared Voting Power                0
         Reporting
         Person With                --------------------------------------------
                                    7.      Sole Dispositive Power             0

                                    --------------------------------------------
                                    8.      Shared Dispositive Power           0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person          0

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                   [ ]

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                      0%


--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                         IN

--------------------------------------------------------------------------------

                                                             Page 6 of 11 Pages

CUSIP No. 44973Q103

--------------------------------------------------------------------------------
1.       Names of Reporting Persons.                            JOSEPH M. JACOBS
         I.R.S. Identification Nos. of Above Persons (entities only)

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                (a) [ ]
         (See Instructions)                                              (b) [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                      United States

--------------------------------------------------------------------------------
                                    5.      Sole Voting Power                  0
         Number of Shares
         Beneficially               --------------------------------------------
         Owned by Each              6.      Shared Voting Power                0
         Reporting
         Person With                --------------------------------------------
                                    7.      Sole Dispositive Power             0

                                    --------------------------------------------
                                    8.      Shared Dispositive Power           0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person          0

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                   [ ]

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                      0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                         IN

--------------------------------------------------------------------------------

                                                              Page 7 of 11 Pages

CUSIP No. 21247V100

--------------------------------------------------------------------------------
1.       Names of Reporting Persons.                         WEXFORD CAPITAL LLC
         I.R.S. Identification Nos. of Above Persons (entities only)

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                (a) [ ]
         (See Instructions)                                              (b) [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                        Connecticut

--------------------------------------------------------------------------------
                                    5.      Sole Voting Power                  0

         Number of Shares           --------------------------------------------
         Beneficially               6.      Shared Voting Power                0
         Owned by Each
         Reporting                  --------------------------------------------
         Person With                7.      Sole Dispositive Power             0

                                    --------------------------------------------
                                    8.      Shared Dispositive Power           0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person          0

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                   [ ]

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                      0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                         CO

--------------------------------------------------------------------------------

                                                              Page 8 of 11 Pages

Item 1.

     (a)  The name of the issuer is CONVERGENT GROUP CORPORATION (the "Issuer").

     (b) The principal executive office of the Issuer is located at 6399 Fiddlers Green Circle, Suite 600, Englewood, Colorado 80111.

Item 2.

     (a) This statement is being filed by (i) Imprimis SB, L.P., a Delaware limited partnership ("Imprimis"), (ii) WI Software Investors, LLC, a Delaware limited liability company ("WI Software"), (iii) Wexford Spectrum Fund I, L.P., a Delaware limited partnership ("Wexford Spectrum I"), (iv) Wexford Spectrum Fund II, L.P., a Delaware limited partnership ("Wexford Spectrum II", and collectively with Imprimis, WI Software and Wexford Spectrum I, the "Stockholders") (v) Wexford Capital LLC, a Connecticut limited liability company ("Wexford Capital"), (vi) Charles E. Davidson and (vii) Joseph M. Jacobs (the individuals and entities referred to above, collectively, the "Reporting Persons").

     (b) The principal business and office address for the Reporting Persons is c/o Wexford Capital LLC, 411 West Putnam Avenue, Suite 125, Greenwich, Connecticut 06930.

     (c) Each of Imprimis, Wexford Spectrum I and Wexford Spectrum II is a Delaware limited partnership, the partners of which are private investment funds. Each of Imprimis, Wexford Spectrum I and Wexford Spectrum II was organized for the purpose of making various investments.

           WI Software is a Delaware limited liability company, the members of which are private investment funds. WI Software was formed for the purpose of making various investments.

           Wexford Capital, a Connecticut limited liability company, is a registered Investment Advisor and the investment advisor to the Stockholders. Wexford Capital also serves as an investment advisor or sub-advisor to the members of WI Software and the partners of Imprimis, Wexford Spectrum I and Wexford Spectrum II.

           Charles E. Davidson, a United States citizen, is chairman, a managing member and a controlling member of Wexford Capital. Mr. Davidson is a controlling person or an investor in a number of private companies, including certain members of WI Software and partners of Imprimis, Wexford Spectrum I and Wexford Spectrum II.

           Joseph M. Jacobs, a United States citizen, is president, a managing member and a controlling member of Wexford Capital. Mr. Jacobs is a controlling person or an investor in a number of private companies, including certain members of WI Software and partners of Imprimis, Wexford Spectrum I and Wexford Spectrum II.

     (d) This class of securities to which this statement relates is common stock, par value $.001, of the Issuer (the "Common Stock").

     (e)  The CUSIP number of the Common Stock is 21247V100.

Item 3.

If this statement is filed pursuant to rule 240.13d-  1(b), or  240.13d-2(b)  or
(c), check whether the person filing is a:

     (a) ___ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  ___  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) ___ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) ___ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                                                              Page 9 of 11 Pages

     (e)  ___  An investment adviser in accordance with 240.13d- 1(b)(1)(ii)(E).

     (f) ___ An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

     (g) ___ A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

     (h) ___ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  ___  Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 240.13d-1(c), check this box. /X/.

Item 4.    Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     On November 28, 2000, the Reporting Persons sold all of the shares of Common Stock owned by them pursuant to a tender offer. Accordingly, none of the Reporting Persons currently owns any shares of Common Stock.

Item 5.    Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

     Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent holding Company

     Not applicable.

Item 8.    Identification and Classification of Members of the group

     Not applicable.

Item 9.    Notice of Dissolution of Group

     Not applicable.

                   REMAINDER OF PAGE LEFT BLANK INTENTIONALLY

                                                             Page 10 of 11 Pages

Item 10.   Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated:     December 5, 2000
                                            IMPRIMIS SB, L.P.

                                            By: IMPRIMIS SB, GP, LLC,
                                                as General Partner

                                                By:    /s/ ARTHUR H. AMRON
                                                       -------------------
                                                       Name:  Arthur H. Amron
                                                       Title:   Vice President

                                            WI SOFTWARE INVESTORS, LLC

                                            By:   /s/ ARTHUR H. AMRON
                                                  -------------------
                                                  Name:  Arthur H. Amron
                                                  Title:   Vice President

                                            WEXFORD SPECTRUM FUND I, L.P.

                                            By: WEXFORD SPECTRUM ADVISORS, LLC
                                                as General Partner

                                                By:  /s/ ARTHUR H. AMRON
                                                     -------------------
                                                     Name:  Arthur H. Amron
                                                     Title:   Vice President

                                            WEXFORD SPECTRUM FUND II, L.P.

                                            By: WEXFORD SPECTRUM ADVISORS, LLC
                                                as General Partner

                                                By: /s/ ARTHUR H. AMRON
                                                    -------------------
                                                    Name:  Arthur H. Amron
                                                    Title:   Vice President

                                            /s/ CHARLES E. DAVIDSON
                                            -----------------------
                                            CHARLES E. DAVIDSON

                                            /s/ JOSEPH M. JACOBS
                                            -----------------------
                                            JOSEPH M. JACOBS

                                            WEXFORD CAPITAL LLC

                                            By: /s/ ARTHUR H. AMRON
                                                -------------------
                                                Name:  Arthur H. Amron
                                                itle:   Senior Vice President




                                                             Page 11 of 11 Pages